Exhibit 10.11

November 20, 2019

Phil Shaer

BY HAND

RE:Executive Employment Agreement

Dear Phil:

We are pleased to make an offer of full-time employment to you pursuant to the terms and conditions contained within this employment agreement (the “Agreement”).  Your initial position will be Chief Legal Officer reporting to the President of Tweed Inc. (the “Company”).

1.	Duties and Responsibilities

Your primary duties are set out in the job description attached to this agreement as Schedule “A”. You agree to perform the duties of your position diligently and to the best of your ability. We may need to make reasonable changes to these duties as necessary, to achieve our organizational objectives and you agree to accept those changes provided that reasonable notice of those changes is provided to you in advance.

2.	Effective Date

You will begin working for Tweed on March 15, 2016 or such other date that may be mutually agreed between you and the Company.

3.	Compensation and Benefits

You will be paid two hundred and ninety thousand dollars ($290,000.00) per year subject to statutory and benefits deductions.

In addition to your base salary, you are entitled to be considered for a discretionary annual performance bonus of no more than $95,000.

Until such time as you are providing services to Tweed on a full-time basis you shall not be paid any salary. You expressly agree that as a duly qualified practitioner of law, the Minimum Wage protections established by the Employment Standards Act, 2000 do not apply to you pursuant to section 2 of O Reg. 285/01.

You will be entitled to apply for the health and insurance benefits, if any, offered to all eligible employees after your three (3) month probationary period described below has been satisfied.  The terms and carrier of the Company’s health and insurance benefits are subject to change from time to time, at the Company’s sole discretion.

You will be eligible to participate in Tweed’s stock option plan, as approved by the Board and as amended from time to time (the “Stock Option Plan”).  The vesting and exercise of stock options (“options”) is governed by the Stock Option Plan and related documentation except as modified by the terms of this agreement.  Please note that options will not vest during any period of notice or pay in lieu of notice in connection with the resignation of your employment or termination of employment without cause.  The termination date for the purpose of your entitlement in respect of any options that you are granted by the Board will be the date that either you or Employer provide the other with notice of resignation or termination of employment.

4.	Vacation Entitlement

You are entitled to four (4) weeks of vacation per full calendar year. Vacation time is to be scheduled with the approval of your supervisor or manager subject to business requirements.

Any vacation that you take in any given year shall count first towards your two-week statutory allowance and then towards any additional vacation time you are entitled to under our policy. You may carry-over a maximum of five (5) days vacation with your supervisor or manager’s written approval.

Vacation pay will be provided to you on the basis of base salary alone except as otherwise required by statute.  If you have taken vacation time before it is earned, we may deduct the applicable amount from any payments owing to you when your employment ends.

5.	Policies

It will be a condition of your employment with the Company that you adhere to all Company rules and policies. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once they come into effect

6.	End of Employment

Although it is difficult to contemplate ending our relationship when it is just beginning, it is mutually beneficial to determine our respective obligations ahead of time. Accordingly, your employment may cease under any of the following circumstances:

i)	Resignation

You may resign from your employment by giving us not less two (2) weeks’ written notice. If we do not require you to report to work during the resignation period, we will continue your salary to the end of the two (2) week period.

ii)	Termination Without Cause

Your employment may be terminated by the Company at any time without cause upon providing you with the following:

i.	A lump sump payment equal to one (1) times your then current base salary;
ii.

Continuation of all benefits for a period of one (1) year from the date of termination, or payment in lieu of same, excluding disability, accidental death and dismemberment and life insurance benefits which will end at the end of the minimum notice period required by the Employment Standards Act, 2000 (the “ESA”);

iii.	Any RSU’s vesting after the date of termination shall continue to vest to the extent permitted by the plan over the one (1) year period following termination; and
iv.	Any unvested stock options help by you shall continue to vest over the one (1) year following termination

The receipt of any payments or other benefits pursuant to this Section 6 ii) will be subject to (1) you signing a full and final release in favour of the Company and its related parties (the “Release”) and (2) you executing any documents necessary to resign as a director and/or officer of the Company and its affiliates. No payments or other benefits will be paid or provided until the Release is executed.

You will not be required to mitigate the amount of any payment contemplate by this Agreement, nor will any earnings that you may receive from any other source reduce such payment.

The foregoing terms do not apply if your employment ends due to frustration of contract resulting from your disability. In that case, the Company will provide you with the minimum pay in lieu of notice plus payment of the minimum severance (if any) prescribed by the ESA. For these purposes, “disability” means physical or mental incapacity or disability that prevents you from performing the essential duties of your position, with no reasonable prospect of timely recovery, subject always to the Company’s accommodation obligations under applicable Human Rights Legislation.

In the even that the above terms (or any other term of this Agreement) does not meet or exceed the minimum requirements of the ESA, to the extent of such conflict the minimum provisions of the ESA shall apply and the Company shall instead provide you with such combination of notice, pay in lieu of such notice at the Company’s option, severance pay and other benefits and entitlements as may be required to meet the minimum requirements under the ESA and no more.

iii)	Termination For Cause

We may terminate your employment for just cause at any time without notice, pay in lieu of notice, severance pay, or other liability. For the purposes of this agreement, just cause includes, but is not limited to:

•	a material breach of this agreement or our employment policies;
•	unacceptable performance standards;
•	theft, dishonesty or falsifying records, including providing false information as part of your application for employment;
•	intentional destruction, improper use or abuse of company property;
•	violence in the workplace;
•	obscene conduct at our premises property or during company-related functions at other locations;
•	harassment of your co-workers, supervisors, managers, customers, suppliers or other individuals associated with Tweed;
•	insubordination or willful refusal to take directions;
•	intoxication or impairment in the workplace;
•	repeated, unwarranted lateness, absenteeism or failure to report for work; or
•	personal conduct that prejudices Tweed’s reputation, services or morale.

Any payments made pursuant to the above provisions are in full satisfaction of any amounts owing to you including statutory entitlements and common law damages in any way related to your employment.

We reserve the right to make fundamental changes to your employment, including changes to your duties and compensation, upon giving you notice in accordance with clause 6(ii) above.

iv)	Change of Control

In this Agreement the term “Change of Control” shall mean:

(a)

Any person or related group of persons acquires possession directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company or Canopy Growth Corporations (“CGC”), whether through the ability to exercise voting power, by contract, or otherwise. Without limiting the foregoing, each of the following shall be deemed to be a “Change of Control”: (A) a person or related group of persons acquires the ability to nominate a majority of the directors on the board of directors of the Company or CGC through contract or otherwise: or (B) a person or related group of persons acquires securities of the Company or CGC to which are attached more than 50% of the votes that may be cast to elect directors of the corporation are beneficially owned by that person or related group of persons: or

(b)	The sale or disposition of all or substantially all of the assets of the Company or CGC to a non-affiliated party; or
(c)	The merger, amalgamation, arrangement or consolidations (or similar transaction) of the Company or CGC with or into any other non-affiliated corporation in which the shareholders of the Company or CGC, as applicable, prior to such transaction do not, in the aggregate, hold securities of the Company or CGC, as applicable, to which are attached more than 50% of the votes that may be cast to elect directors of the corporation.

If at any time during the term of the Agreement: the Company or CGC undergoes a Change of Control and either:

(a)	Your employment is terminated by the Company for any reason other than for just cause within one (1) year following such Change of Control; or
(b)	You resign your employment with the Company within sixty (60) days following either of the following events:
(i)	You are demoted or your responsibilities are materially reduced without your consent, in either case within one (1) year following the date of such Change of Control; or
(ii)	Your overall target rate of compensation is reduced within the one (1) year months following the date of such Change of Control;

You shall be entitled to receive the payments and benefits set out in Section 6 ii) as though your employment had been terminated by the Company without cause in accordance with such Section 6 ii) and any RSUs and unvested stock options held by you as of the date of termination shall by deemed to be fully vested as of the date of termination and shall be exercisable thereafter in accordance with the terms of the CGC omnibus incentive plan. For greater certainty the execution of a Release and other documents required by Section 6 ii) shall be a pre-condition to such payments.

For greater certainty, a determination by the Company that you will not be paid some or all of a discretionary bonus shall not be considered to be a reduction in your overall target rate of compensation for the purposes of the foregoing.

For greater certainty, the terms of this section 6 iv) shall apply to each and every event that occurs during the term of this Agreement that meets the definition of “Change of Control”.

7.	Protection of Business Interests

Like most organizations, Tweed must protect itself from unfair competition. Therefore, we have established the following restrictions to protect our valid business interests. You understand these provisions and agree that they are reasonable in light of all of the circumstances, including the availability to you of employment in areas and fields that are not restricted by this agreement.

(a)	Confidentiality

In the course of your employment, you will receive confidential information about Tweed and its clients.  For the purposes of this agreement, confidential information includes but is not limited to:

•	processes, research and development information;
•	trade secrets;
•	information about Tweed’s operations, including products and services offered;
•	financial information, such as pricing and rate information;
•	documents, records or other information concerning Tweed’s sales or marketing strategies;
•	client lists, records and information including lists of present and prospective clients and related information;
•

information relating to employees, vendors and contractors of Tweed including employment status, vendor/contractor status, personnel records, performance information, compensation information and job history;

•	privileged information, including advice received from professional advisors such as legal counsel and financial advisors; and
•

information contained in Tweed’s manuals, training materials, plans, drawings, designs, specifications and other documents and records belonging to Tweed, even if such information has not been labeled or identified as confidential.

Information will not be considered confidential for the purposes of this agreement if:

i)	it was rightfully in your possession prior to your employment with Tweed;
ii)	it was publicly available through legitimate means; or
iii)	it was received by you in a non-confidential manner from a third party that was not under obligation to Tweed to maintain such information in confidence.

You understand that disclosure of confidential information would be highly detrimental to Tweed’s best interests and agree:

i)	to take precautions to protect and maintain Tweed’s confidential information;
ii)	to only release confidential information to those authorized to receive it, and then only on a need-to-know basis;
iii)	not to disclose, publish or disseminate to any unauthorized person, at any time either during your employment or after it ends, confidential information;
iv)	not to remove any confidential information from Tweed’s premises without our express permission
v)	not to make improper use, either directly or indirectly, of confidential information; and
vi)

to safeguard against unintentionally disclosing confidential information (e.g., by not discussing confidential information in public or on a cell phone and by not working with confidential information on a laptop in public, or transmitting such information by unsecured means).

When your employment ends, you must immediately return all materials or property belonging to Tweed. You agree not to retain, reproduce or use any confidential or proprietary information or property belonging to Tweed.  A detailed Intellectual Property and Confidentiality Agreement is attached (Schedule “B”) for your review and signature.

(b)	Non-Solicitation

In recognition of the access you will have to our processes, employees and clients, you agree that during your employment and for a period of one year after it ends, you will not, either directly or indirectly, communicate with Tweed’s employees or clients for the purpose of inducing them to end their relationship with Tweed.

(c)	Non-Competition

In light of the nature of your position and the close relationship you will have with our clients, it is important for us to limit interference with our business. Therefore, during your employment and for twelve (12) months thereafter you will not on your own behalf nor shall you work at, work for, be employed by, provide services to, engage with, or assist in anyway, whether or not for remuneration, recognition, or reward any person, corporation, or organization, whether or not such organization is operated for profit, that sells or intends to sell marijuana or provides marijuana-related services or products in any jurisdiction in which CGC or its subsidiaries has operations. Without limiting the generality of the foregoing, as of the date hereof such jurisdictions include Canada, USA, Brazil, Columbia, Czech Republic, Germany, United Kingdom, Australia, South Africa, Lesotho, Poland and Italy.

(d)	Conflict of Interest

To enable you to meet the demands of your position, we require your full attention. Accordingly, while you are employed with us, you must devote yourself exclusively to the business of Tweed. You agree that you will not engage in any other business activity or employment during your employment, without Tweed’s prior written approval. Tweed agrees not to withhold such approval unreasonably.

You confirm that your employment with us does not violate any agreement or understanding to which you are currently bound including any existing non-competition, non-solicitation or confidentiality agreements. You further agree to indemnify and save harmless Tweed against all losses, costs, damages, expenses, penalties, fines and other amounts for which it may be found liable at law with respect to your breach of any such agreement.

(e)	Conditional Offer

 This offer of employment is conditional upon completion, to the Company’s satisfaction, of the following background checks:

●          Criminal Background Check

You agree to sign and return any forms or consents and take any steps necessary for the Company to conduct the above-noted background checks as required by the Company.  You also agree that the Company may use the services of a third-party background checking firm to conduct some or all of these background checks, and that the Company may provide your personal information, including any forms and consents, to the background checking firm for this purpose.

You also agree that this offer of employment is conditional upon the Company being satisfied, in its discretion, with the results of the background checks.  If the Company is not satisfied, we regret that you will not become an employee of the Company.  You agree that in the event that you do not become an employee of the Company, you will have no claims against the Company arising out of the Company’s decision or the checks referenced herein.

8.	General

This agreement constitutes our entire employment agreement and supersedes any previous written or verbal agreements between us. If any term of this agreement is found to be invalid or unenforceable, in whole or in part, the validity or enforceability of any other provision will not be affected.

This agreement will continue to govern our employment relationship regardless of any changes to your employment including, but not limited to, changes to your position, location of employment, hours of work, compensation and benefits.

Any modifications to this agreement must be in writing and signed by both of us. No waiver of a breach of any term of this agreement is binding unless it is in writing and signed by the party waiving it. Unless otherwise specified, the waiver will be limited to the specific breach waived.

In the event that any provision or part of this Agreement is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

This agreement is governed by the laws of the province of Ontario. References in this agreement to the Employment Standards Act, 2000, SO 2000, c 41 include any amendments or successor legislation.

Your employment is subject to the applicable federal employment laws as amended from time to time.

[Balance of Page Blank. Execution Page Follows.]

We encourage you to review this offer of employment with legal counsel but at your own expense. In order to provide you with appropriate time, please return an executed copy of this employment package by March 18, 2016.  If we have not received the signed documents (or we have agreed in writing to extend your offer of employment to another date in the future), this offer will become null and void.

/s/ Mark Zekulin		November 20, 2019
Mark Zekulin	Dated
CEO

I have had sufficient time to review this agreement and have been advised to review it with a lawyer. If I did not do so, it is because I understood the terms of the Employer’s offer and did not feel that I needed legal advice. I understand and accept the terms of this agreement and am signing it voluntarily.

/s/	November 22, 2019

Phil Shaer	Dated

SCHEDULE “A”

JOB DESCRIPTION

Position:Chief Legal Officer

Responsibilities

•	Establish and direct the strategic long-term goals, policies, and procedures to guide CGC’s legal and human resource functions.
•	Provide legal services to the organization while ensuring compliance to applicable legislation and undertaking risk management.
•	Work closely with executives and various legal staff to enhance and/or develop, implement and enforce policies and procedures that will improve overall operations and effectiveness.
•	Provide legal advice and counsel for the various aspects of the organization's operations.
•	Provide representation as required at law hearings and other judicial proceedings.
•	Keep abreast of changes in applicable legislation pertaining to industry and employment, providing report as necessary.
•	Ensure all policies and documentation are fully compliant under applicable legislation.
•	Conduct legal research and prepare reports and presentations as requested.
•	Field all legal and compliance inquiries from key stakeholders.
•	Address and identify internal areas of concern, endeavoring to provide resolution so as to not progress to a legal matter.
•	Analyze departmental operations and identify areas requiring improvement.
•	Participate in organizational negotiation and mediation as required.
•	Provide counsel with regards to negotiations and contracts.
•	Oversee Risk Management activities.
•	Other duties shall be assigned as required.

SCHEDULE “B”

INTELLECTUAL PROPERTY AND

CONFIDENTIAL INFORMATION AGREEMENT

This Intellectual Property and Confidential Information Agreement (the “Agreement”) is entered into between Tweed Inc. (the “Company”) and Employee (the “Employee”).  In the event this Agreement has been entered into with an independent contractor or sub-contractor, the independent contractor or sub-contractor as the case may be shall be referred to, for the purposes of this Agreement only and for simplicity, as an Employee. Any references to an independent contractor or a sub-contractor as an employee in this Agreement are not admissions that the Company and the independent contractor or sub-contractor are engaged in an employment relationship.

Whereas the Company is offering the Employee employment or continued employment and has an interest in protecting its confidential information and other proprietary information and related rights;

And whereas the Employee recognizes the importance of protecting the Company’s confidential information and other proprietary information and related rights is a fundamental term of the Employee’s employment;

NOW THEREFORE, in consideration of the Company hiring, promoting or continuing to employ the Employee and/or for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the Employee and the Company hereby agree as follows:

1.	Definitions

“Confidential Information” means all of the materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by the Company to the Employee, or which is available to the Employee during the course of the Employee’s employment, including, without limitation the following:

information regarding the Company’s business operations, Developments (as defined below), methods and practices, recruiting and training policies, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates, per diems and information regarding the financial affairs of the Company;

customer lists, quotations or proposals given to customers, requirements of specific customers, and the names of the suppliers to the Company and the nature of the Company’s relationships with these clients and suppliers;

information regarding the business operations, methods and practices, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates and financial affairs of the Company’s stakeholders;

technical and business information of or regarding the clients, customers or stakeholders of the Company, obtained in order to enable or assist the Company in providing such clients, customers or stakeholders with products and services, including information regarding the business operations, methods and practices and product plans of such clients, customers or stakeholders;

any other trade secret or confidential or proprietary information received by the Company from third parties and in the possession or control of the Company; and

any other materials or information related to the Company’s business which are not generally known to others, regardless of whether such information is in paper or electronic format or any other format;

provided that, Confidential Information shall not include information which: a) is generally known or in the public domain at the time of disclosure; or b) though originally Confidential Information becomes generally available to the public through no fault of the Employee, as of the date of its becoming part of the public knowledge; or c) is required to be disclosed by any law, regulation, governmental body, or authority or by court Order provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

The absence of any notice indicating confidentiality on any material will not imply that same is not Confidential Information.

“Developments” include, without limitation any methods, processes, procedures, systems, inventions (whether patentable or not), devices, discoveries, concepts, know-how, data, databases, technology, products, software (in executable and source code formats), templates, documentation, specifications, compilations, designs, reports, trade-marks, and any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company.

2.	Non-Disclosure of Confidential Information

At all times during and subsequent to the termination of the Employee’s employment, the Employee shall keep in strictest confidence and trust the Confidential Information, the Employee shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and the Employee shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall the Employee copy or reproduce the Confidential Information except as may be reasonably required for the Employee to perform the Employee’s duties for the Company.

3.	Restricted Use of Confidential Information

At all times during and subsequent to the termination or cessation of the Employee’s employment, the Employee shall not use the Confidential Information in any manner except as reasonably required for the Employee to perform the Employee’s duties for the Company.

Upon the request of the Company and in any event upon the termination or cessation of the Employee’s employment, the Employee shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in the Employee’s possession or under the Employee’s control.

4.	Ownership of Confidential Information and Developments

The Employee acknowledges and agrees that the Employee shall not acquire any right, title or interest in or to the Confidential Information.

The Employee agrees to make full disclosure to the Company of each Development promptly after its creation.

With the sole exception of any intellectual property owned by (and not merely licensed to) the Employee prior to the making of this Agreement, which is also enumerated by the Employee in the attached Schedule “C” prior to the execution of this Agreement, the Employee hereby assigns and transfers to the Company, and agrees that the Company shall be the exclusive owner of, all of the Employee’s right, title and interest to each Development and any enhancement, modification, or addition to any of the intellectual property enumerated in Schedule “C” or any of the intellectual property that is marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company, throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein.

The Employee further agrees to cooperate fully at all times during and subsequent to the Employee’s Employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. The Employee agrees that the Company, its assignees and their licensees are not required to designate the Employee as the author of any Developments. The Employee agrees that the obligations in this subparagraph (c) shall continue beyond the termination of the Employee’s employment with respect to Developments created during the Employee’s employment.

The Employee acknowledges that the Company shall alone have the right to apply for, prosecute, defend and obtain Letters Patent of invention, copyright registration, industrial design registration in any and all counties of the world with respect to any such invention, discovery, development or improvement, copyright material or industrial design created.

The expense of applying for and obtaining the Letters Patent, copyright registration and industrial design registration referred to in this Agreement shall be borne entirely by the Company.

It is agreed that the Company shall not be entitled to those inventions, discoveries, developments and improvements made by the Employee prior to the time the Employee was engaged in employment by the Company; it being understood and agreed that the inventions, discoveries, developments and improvements enumerated in Schedule “C” constitute the inventions, discoveries, developments and improvements made by the Employee, and the Employee hereby acknowledges that there are no inventions, discoveries, developments and improvements made prior to the employment of the Employee by the Company and which are the property of the Employee other than those that are enumerated in Schedule “C”.

The Employee hereby grants a power of attorney to the Company to have the Company execute on the Employee’s behalf all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees sole and exclusive rights, title and interest in and to such Developments, and any copyrights, patents, trade-marks, industrial designs (design patents), topographies (mask work rights) or other intellectual property rights relating thereto.

The Employee hereby waives in whole all moral rights which the Employee may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. The Employee will confirm any such waiver from time to time as requested by the Company.

5.	No Conflicting Obligations

The Employee acknowledges and represents to the Company that the Employee’s performance during the period of the Employee’s employment shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer or client of the Employee or any other third party.  The Employee further acknowledges and represents that the Employee is not bound by any agreement or obligation with any third party that conflicts with any of the Employee’s obligations under this Agreement.

The Employee represents and agrees that the Employee will not bring to the Company and shall not use in the performance of the Employee’s work with the Company, any trade secrets, confidential information and other proprietary information of any prior employer or client of the Employee or any other third party.  The Employee represents and agrees that in the Employee’s work creating Developments the Employee will not knowingly infringe the intellectual property rights, including copyright, of any third party.

6.	Enforcement

The Employee acknowledges and agrees that damages may not be an adequate remedy to compensate the Company for any breach of the Employee’s obligations contained in this Agreement, and accordingly the Employee agrees that in addition to any and all other remedies available to it, the Company shall be entitled to seek relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement.  Such relief shall be in addition to and not in lieu of any other remedies available the Company at law or in equity.

7.	Returning the Company Documents

The Employee agrees that upon the termination of the Employee’s employment the Employee will deliver to the Company (and will not keep in the Employee’s possession or deliver to anyone else) any and all Confidential Information and proprietary information including, without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, together with any third party information received by the Employee. In the event of the termination of the Employee’s employment, the Employee agrees to sign and deliver to the Company the “Termination Certificate” attached hereto as Schedule “E”.  Notwithstanding the foregoing, the Employee shall be entitled to keep personal copies of (i) the Employee’s compensation records, (ii) this Agreement, and (iii) the Employee’s letter of offer.

8.	General

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario and any laws of Canada applicable thereto.

If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement.

The obligations herein may not be changed or modified, released or terminated, in whole or in part, except in writing signed by the President of the Company and the Employee.

This Agreement supersedes all previous agreements, if any, between the Company and the Employee with respect to the subject matter of this Agreement.  The Employee agrees, however, that this Agreement does not purport to set forth all of the terms and conditions of the Employee’s employment and the Employee has other obligations to the Company that are not set forth in this Agreement.

The rights and obligations under this Agreement shall survive the termination of the Employee’s employment and shall enure to the benefit of and shall be binding upon (i) the Employee’s heirs and personal representatives; (ii) the successors and assigns of the Employee; and (iii) the successors and assigns of the Company.

THE EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREES TO ITS TERMS.

The Employee acknowledges having received a fully executed copy of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the      ___15________th day of   __March_ , 2016.

SIGNED, SEALED AND DELIVERED in the presence of:	)	/s/ Phil Shaer
)
)
)

Witness	)	Phil Shaer
)

Tweed Inc.
By:	/s/ Mark Zekulin
	Name:	Mark Zekulin
	Title:	President

SCHEDULE “C”

ENUMERATION OF INTELLECTUAL PROPERTY OWNED BY THE EMPLOYEE

PRIOR TO THE MAKING OF THIS AGREEMENT

Patents

Please list all those patents both received and applied for using the table below.

Description	Jurisdiction	Patent No.	Date Received or Applied For

If additional space is required, please tick this box  and attach additional pages as required using the format of the table shown above.

Licenses

Please describe all intellectual property, were patented, trademarked, or otherwise protected or not, licensed to third parties by you using the table below.

Description of License	Licensed To:

If additional space is required, please tick this box  and attach additional pages as required using the format of the table shown above.

SCHEDULE “D”

ENUMERATION OF INTELLECTUAL PROPERTY OWNED BY THE EMPLOYEE

PRIOR TO THE MAKING OF THIS AGREEMENT

Copyrights, trademarks, registered trademarks, and other forms of intellectual property.

Please use the table below to list all other registered intellectual property owned by you prior to the making of this Agreement.

Description	Jurisdiction	Registration Number	Date Received

If additional space is required, please tick this box  and attach additional pages as required using the format of the table shown above.

Acknowledgement

You hereby acknowledge that, the items listed in the tables above (and any attached sheets, if necessary) constitute the full and complete list of intellectual property owned by you prior to making this Agreement with Tweed Inc.

Date:

Signed:
Phil Shaer

APPENDIX “E”

TO INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

Termination Certificate

To:Tweed Inc. ( the “Company”)

Re:	Intellectual Property and Confidential Information Agreement (the “Agreement”) between the Company and the undersigned employee.

This is to certify that I do not have in my possession, nor have I failed to return, nor have I transferred to any third party, any confidential or proprietary information belonging to the Company, its subsidiaries, affiliates, successors, assigns, clients, customers or stakeholders, including without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items.  I further certify that I have complied with all the terms of the Agreement signed by me, including the reporting of any Developments, inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers or stakeholders.

Date:

Signed:
Phil Shaer